Exhibit 5.1

July 29, 2025

General Electric Company
1 Neumann Way
Evendale, OH 45215

Re:	General Electric Company
Registration Statement on Form S-3 (File No. 333-276832)

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, File No. 333-276832 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated July 22, 2025, filed with the Commission on July 24, 2025 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $1,000,000,000 aggregate principal amount of the Company’s 4.300% Notes due 2030 (the “2030 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 4.900% Notes due 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Notes”).

The Notes have been issued pursuant to the senior note indenture, dated as of October 9, 2012 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the company orders, dated July 29, 2025, relating to the Notes (the “Company Orders”) and officer’s certificates, dated July 29, 2025, relating to the Notes (the “Officer’s Certificates” and the Base Indenture, as supplemented by the Company Orders and the Officer’s Certificates, the “Indenture”), by the Company to the Trustee.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Company Orders and Officer’s Certificates and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Gibson, Dunn & Crutcher LLP
200 Park Avenue  |  New York, NY 10166-0193  |  T: 212.351.4000  |  F: 212.351.4035 | gibsondunn.com

General Electric Company	July 29, 2025 Page 2

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinion herein, the New York Business Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the New York Business Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; or (v) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” and “Validity of the Notes” in the Registration Statement and the Prospectus Supplement, respectively. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP